EXHIBIT No. 10.8
GREEN BANKSHARES, INC.
Amended and Restated
2004 LONG-TERM INCENTIVE PLAN
Originally Adopted April 22, 2004
Amended and Restated for Section 409A and
Final Regulations Thereunder
Effective August 20, 2007
1.
Establishment, Purpose, and Types of Awards. Green Bankshares, Inc., a Tennessee corporation (the “Company”), previously established this incentive compensation plan to be known as the “Green Bankshares, Inc. 2004 Long-Term Incentive Plan” (hereinafter referred to as the “Plan”) during 2004 for the purpose of attracting, retaining and motivating employees, officers and directors for the Company and its Affiliates and to provide incentives and awards for superior performance. The Company, pursuant to action by its Board dated August 20, 2007, hereby amends and restates the Plan in order to ensure its compliance with new Code Section 409A and Treasury regulations issued thereunder.

The Plan permits the granting of the following types of awards (“Awards”), according to the Sections of the Plan listed here:

Section 8	Options

Section 9	Share Appreciation Rights

Section 10	Restricted Shares and Restricted Share Units

Section 11	Deferred Share Units

Section 12	Performance Awards
The Plan is not intended to affect and shall not affect any stock options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future pursuant to any agreement, plan, or program that is independent of this Plan.
2.
Compliance with Code Section 409A. It is the intention of the Company that this Plan, following its amendment and restatement, conform now and in the future with the requirements of Code Section 409A and any Treasury regulations issued thereunder, and the provisions of this Plan shall be liberally construed to achieve such intent; no right, power, or discretion granted the Committee, a Participant, or any beneficiary of a Participant hereunder, whether granted by the Plan or by law, shall be exercisable, if at all, in a manner that would cause the deferral which is the subject of this Plan to violate the provisions of Code Section 409A or the Treasury regulations issued thereunder.

3.
Defined Terms. Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Exhibit A, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.

4.
Shares Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum number of Shares that the Company may issue pursuant to Awards is 500,000. These Shares shall be authorized but unissued Shares.

Shares that are subject to an Award that for any reason expires, is forfeited, is cancelled, or becomes unexercisable, and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the Plan. In addition, the Committee may make future Awards with respect to Shares that the Company retains from otherwise delivering pursuant to an Award either (i) as payment of the exercise price of an Award, or (ii) in order to satisfy the withholding or employment taxes due upon the grant, exercise, vesting, or distribution of an Award. Notwithstanding the foregoing, but subject to adjustments pursuant to Section 15 below, the number of Shares that are available for ISO Awards shall be determined, to the extent required under applicable tax laws, by reducing the number of Shares designated in the preceding paragraph by the number of Shares granted pursuant to Awards (whether or not Shares are issued pursuant to such Awards); provided that any Shares that are either purchased under the Plan and forfeited back to the Plan, or surrendered in payment of the Exercise Price for an Award shall be available for issuance pursuant to ISO Awards.

5.	Administration.
(a)
General. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee or if the Board otherwise chooses to act in lieu of a Committee, the Board shall function as the Committee for all purposes of the Plan.

(b)
Committee Composition. The Board shall appoint the members of the Committee. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(c)	Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:
(i)	to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, units, or SARs to be covered by each Award;
(ii)	to determine, from time to time, the Fair Market Value of Shares;
(iii)
to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iv)	to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;
(v)
to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration; and

(vi)
in order to fulfill the purposes of the Plan and without amending the Plan, modify, cancel, or waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs; and

(vii)	to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.
(d)
Delegation. Subject to Applicable Law and any restrictions set forth herein, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or Employees of the Company or its Affiliates.

(e)
Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(f)
No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee, or Consultant who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under the Plan. The Company and its Affiliates may obtain liability insurance for this purpose.

(g)
Payments to Specified Employees. Notwithstanding anything to the contrary in this Plan, in the event that Participant is a “Specified Employee,” as that term is defined by Code Section 409A(a)(2)(B)(i) (including applicable regulations or other published IRS guidance), distributions of any lifetime benefits to the Participant may not and shall not be made before the date which is six (6) months and one (1) day after the date of the Participant’s termination of Continuous Service or, if earlier, any date allowed under Code Section 409A and Treasury regulations issued thereunder, or the date of the Participant’s death.

(h)
Delays in Payments under the Plan. Consistent with regulations issued by Treasury pursuant to Code Section 409A, the Company and/or the Committee may, in the case of payments to a Participant, the deduction for which would be limited or eliminated by the application of Code Section 162(m), payments which would violate Federal securities laws or other applicable laws, or payments which would violate loan covenants or other contractual terms to which the Company was a party where such violation would result in material harm to the Company, unilaterally elect to delay such payments. This amendment shall not become effective until the expiration of twelve (12) months from the date such amendment is adopted by the Company’s Board. Any payments delayed pursuant to this provision must be reinstated and made in the first calendar year in which the Company and/or the Committee reasonably anticipate that the payment would not violate such loan covenant(s) or contractual term(s), would not result in material harm to the Company, or would not result in a violation of Federal securities laws or other applicable laws.

(i)
Payments. Consistent with Treasury regulations issued pursuant to Section 409A, individual payments in a series of payments made to Participant pursuant to this Agreement shall be treated for all purposes under the Agreement as a series of separate payments.

(j)	Recordkeeping.
1.
The Committee shall maintain suitable records of each Participant’s Account which, among other things, shall show separately deferrals and the earnings credited thereon, as well as distributions and withdrawals therefrom and records of its deliberations and decisions.

2.
The Committee shall appoint a secretary, and at its discretion, an assistant secretary, to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Committee, such documents, reports or other matters as may be necessary or appropriate and to perform ministerial acts.

3.	The Committee shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.
(k)
Inspection of Records. Copies of the Plan and records of a Participant’s Account shall be open to inspection by the Participant or the Participant’s duly authorized representatives at the office of the Committee at any reasonable business hour.

(l)
Identification of Fiduciaries. The Committee shall be the named fiduciary of the Plan and, as permitted or required by law, shall have exclusive authority and discretion to operate and administer the Plan.

(m)	Procedure for Allocation of Fiduciary Responsibilities. Fiduciary responsibilities under the Plan are allocated as follows:
(i)	The sole duties, responsibilities and powers allocated to the Board, any Committee and any fiduciary shall be those expressly provided in the relevant Sections of the Plan.
(ii)	All fiduciary duties, responsibilities, and powers not allocated to the Board, any Committee or any fiduciary, are hereby allocated to such body, subject to delegation.
(iii)
Fiduciary duties, responsibilities and powers under the Plan may be reallocated among fiduciaries by amending the Plan in the manner prescribed below, followed by the fiduciaries’ acceptance of, or operation under, such amended Plan.

(n)	Claims Procedure.
(i)
Any Participant or beneficiary of a Participant has the right to make a written claim for benefits under the Plan. If such a written claim is made and the Committee wholly or partially denies the claim, the Committee shall provide the claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the claimant:

•	the specific reason or reasons for such denial;
•	specific reference to pertinent Plan provisions or pertinent legal and regulatory authority(ies) upon which the denial is based;
•	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
•	an explanation of the Plan’s claims review procedure and time limits applicable to those procedures.
(ii)
The written notice of any claim denial pursuant to this Section 5(n) shall be given not later than thirty (30) days after receipt of the claim by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the claim, in which event:

•	written notice of the extension shall be given by the Committee to the claimant prior to thirty (30) days after receipt of the claim;
•	the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day period for giving notice of a claim denial; and
•	the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Committee expects to render the benefit determination.
(iii)
The decision of the Committee shall be final unless the claimant, within sixty (60) days after receipt of notice of the claims denial from the Committee, submits a written request to the Board, or its delegate, for an appeal of the denial. During that sixty (60) day period, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits as part of the claimant’s appeal. The claimant may act in these matters individually, or through his/her authorized representative.

(iv)
After receiving the written appeal, the Board or its delegate shall issue a written decision notifying the claimant of its decision on review not later than thirty (30) days after receipt of the written appeal, unless the Board or its delegate determines that special circumstances require an extension of time for reviewing the appeal, in which event:

•	written notice of the extension shall be given by the Board or its delegate prior to thirty (30) days after receipt of the written appeal;
•	the extension shall not exceed a period of thirty (30) days from the end of the initial thirty (30) day review period; and
•	the extension notice shall indicate (A) the special circumstances requiring an extension of time and (B) the date by which the Board or its delegate expects to render the appeal decision.
(v)
The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is received by the Board or its delegate, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing of the appeal. If the period of time for reviewing the appeal is extended as permitted above due to a claimant’s failure to submit information necessary to decide the claim on appeal, then the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(vi)
In conducting the review on appeal, the Board or its delegate shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the Board or its delegate upholds the denial, the written notice of decision from the Board or its delegate shall set forth, in a manner calculated to be understood by the claimant:

•	the specific reason or reasons for the denial;
•	specific reference to pertinent Plan provisions or pertinent legal and regulatory authority(ies) upon which the denial is based; and
•
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

(vii)
If the Plan or any of its representatives fails to follow any of the above claims procedures, the claimant shall be deemed to have duly exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedies under applicable law.

(o)
Arbitration. Any controversy or claim arising out of or relating to this Plan, or the breach of any of its terms or of the terms of any Award Agreement, shall be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually acceptable to the parties. If the parties cannot agree upon a single arbitrator, each shall appoint a disinterested arbitrator and the two arbitrators so chosen shall choose a third arbitrator. In such event, the decision of a majority of the arbitrators shall be the decision of the panel. The arbitrator shall be authorized to grant injunctive relief and further shall be authorized to award the costs of arbitration, including reasonable attorneys’ fees, to the prevailing party in the arbitration. The arbitrator’s decision may be enforced in any court having jurisdiction. The parties intend that this arbitration agreement be enforceable under the Tennessee Uniform Arbitration Act.

(p)
Conflicting Claims. If the Committee is confronted with conflicting claims concerning a Participant’s Account, the Committee may interplead the claimants in an action at law, or in an arbitration conducted in accordance with Section 5(o) above and the rules of the American Arbitration Association, as the Committee shall elect in its sole discretion, and in either case, the attorneys’ fees, expenses and costs reasonably incurred by the Committee in such proceeding shall be paid from the Participant’s Account.

(q)	Service of Process. The Secretary of Green Bankshares, Inc. is hereby designated as agent of the Plan for the service of legal process.
(r)	Fees. Any fees associated with ongoing plan administration shall be paid by the Company.
6.	Eligibility.
(a)
General Rule. The Committee may grant ISOs only to Employees (including officers who are Employees), and may grant all other Awards to any Eligible Person. A Participant who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine, if such person is otherwise an Eligible Person and if otherwise in accordance with the terms of the Plan.

(b)
Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award and, in the case of Performance Awards, in addition to the matters addressed in Section 12 below, the specific objectives, goals and performance criteria that further define the Performance Award. Each Award shall be evidenced by an Award Agreement signed by the Company and, if required by the Committee, by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee.

(c)
Limits on Awards. No Participant may receive Options and SARs that relate to more than One Hundred Twenty-Five Thousand (125,000) Shares. The Committee will adjust these limitations subject to adjustment pursuant to Section 15 below.

(d)
Replacement Awards. The Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise. An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate. In the case of Options, these other terms may not involve an Exercise Price that is lower than the Exercise Price of the surrendered Option unless either the new grant will not create any material financial expense for the Company or the Company’s shareholders approve the grant itself or the program under which it is made pursuant to the Plan.

7.
Payment on Behalf of Minors, Etc. In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Committee and their officers, directors and employees.

8.	Option Awards.
(a)
Types; Documentation. The Committee may in its discretion grant ISOs to any Employee and Non-ISOs to any Eligible Person, and shall evidence any such grants in an Award Agreement that is delivered to the Participant. Each Option shall be designated in the Award Agreement as an IS0 or a Non-ISO. At the sole discretion of the Committee, any Option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary. Options granted under the Plan may contain such terms and provisions not inconsistent with the Plan that the Committee shall deem advisable in its sole and absolute discretion.

(b)
ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds One Hundred Thousand Dollars ($100,000), such excess Options shall be treated as Non-ISOs. For purposes of determining whether the One Hundred Thousand Dollar ($100,000) limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the One Hundred Thousand Dollar ($100,000) limit, the most recently granted Options shall be reduced first. In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this Section 8(b) shall be automatically adjusted accordingly.

(c)
Term of Options. Each Award Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 8(h) hereof; provided, that, the term of any Option may not exceed ten (10) years from the Grant Date. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the term of the ISO shall not exceed five (5) years from the Grant Date.

(d)	Exercise Price. The exercise price of an Option shall be determined by the Committee in its discretion and shall be set forth in the Award Agreement, subject to the following special rules:
(i)
ISOs. If an ISO is granted to an Employee who on the Grant Date is a Ten Percent Holder, the per Share exercise price shall not be less than 110% of the Fair Market Value per Share on such Grant Date. If an ISO is granted to any other Employee, the per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the Grant Date.

(ii)
Non-ISOs. The per Share exercise price for the Shares to be issued pursuant to the exercise of a Non-ISO shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date, and may be offered pursuant to a deferred compensation program on terms the Committee in its discretion determines. Non-ISOs issued pursuant to a deferred compensation program involving elective deferrals by participants will be immediately exercisable.

(iii)
Named Executives. The per Share exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date of an Option if (A) on such Grant Date, the Participant is subject to the limitations set forth in Section 162(m) of the Code, and (B) the grant is intended to qualify as performance-based compensation under Section 162(m) of the Code.

(iv)
Repricing. The Committee may at any time unilaterally reduce the exercise price for any Option, but only if (A) the reduction will not cause material financial expense for the Company, and (B) the Committee promptly provides a written notice to any Participant affected by the reduction.

(e)
Exercise of Option. The times, circumstances and conditions under which an Option shall be exercisable shall be determined by the Committee in its sole discretion and set forth in the Award Agreement. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave approved by the Company.

(f)
Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from purchasing the full number of Shares as to which the Option is then exercisable.

(g)
Methods of Exercise. Prior to its expiration pursuant to the terms of the applicable Award Agreement, each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), by delivery of written notice of exercise to the secretary of the Company accompanied by the full exercise price of the Shares being purchased. In the case of an ISO, the Committee shall determine the acceptable methods of payment on the Grant Date and it shall be included in the applicable Award Agreement. The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:

(i)	cash or check payable to the Company (in U.S. dollars);
(ii)
other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) were not acquired by such Participant pursuant to the exercise of an Option, unless such Shares have been owned by such Participant for at least six (6) months or such other longer period as the Committee may determine, (D) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (E) are duly endorsed for transfer to the Company;

(iii)
a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or

(iv)	any combination of the foregoing methods of payment.
The Company shall not be required to deliver Shares pursuant to the exercise of an Option until payment of the full exercise price therefore is received by the Company.
(h)
Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.

The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:
(i)
Termination other than Upon Disability or Death or for Cause. In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, disability, retirement or termination for Cause), the Participant shall have the right to exercise an Option at any time within three (3) months following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(ii)
Disability. In the event of termination of a Participant’s Continuous Service as a result of his or her “disability” within the meaning of Section 22(e)(3) of the Code, the Participant shall have the right to exercise an Option at any time within one (1) year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iii)
Retirement. In the event of termination of a Participant’s Continuous Service as a result of Participant’s retirement, the Participant shall have the right to exercise the Option at any time within one (1) year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iv)
Death. In the event of the death of a Participant during the period of Continuous Service since the Grant Date of an Option, or within thirty days following termination of the Participant’s Continuous Service, the Option may be exercised, at any time within one (1) year following the date of the Participant’s death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested at the date of death or, if earlier, the date the Participant’s Continuous Service terminated.

(v)
Cause. If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately null and void.

(i)
Reverse Vesting. The Plan Administrator in its discretion may allow a Participant to exercise unvested Options, in which case the Shares then issued shall be Restricted Share Units having analogous vesting restrictions to the unvested Options.

(j)
Buyout Provisions. The Committee may at any time offer to buy out an Option, in exchange for a payment in cash or Shares, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made. In addition, if the Fair Market Value for Shares subject to an Option is more than thirty-three percent (33%) below their exercise price for more than thirty (30) consecutive business days, the Committee may unilaterally terminate and cancel the Option either (i) by paying the Participant, in cash or Shares, an amount not less than the Black-Scholes value of the vested portion of the Option, or (ii) by irrevocably committing to grant a new Option, on a designated date more than six (6) months after such termination and cancellation of such Option (but only if the Participant’s Continuous Service has not terminated prior to such designated date), on substantially the same terms as the cancelled Option, provided that the per Share exercise price for the new Option shall equal the per Share Fair Market Value of a Share on the date the new grant occurs.

9.	Share Appreciate Rights (SARs).
(a)	Grants. The Committee may in its discretion grant Share Appreciation Rights to any Eligible Person, in any of the following forms:
(i)
SARs related to Options. The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option. An SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 9(e) below. Any SAR granted in connection with an ISO will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

(ii)
SARs Independent of Options. The Committee may grant SARs which are independent of any Option subject to such conditions as the Committee may in its discretion determine which conditions will be set forth in the applicable Award Agreement.

(iii)
Limited SARs. The Committee may grant SARs exercisable only upon or in respect of a Change in Control or any other specified event, and such limited SARs may relate to or operate in tandem or combination with or substitution for Options or other SARs, or on a stand-alone basis, and may be payable in cash or Shares based on the spread between the exercise price of the SAR, and (A) a price based upon or equal to the Fair Market Value of the Shares during a specified period, at a specified time within a specified period before, after or including the date of such event, or (B) a price related to consideration payable to Company’s shareholders generally in connection with the event.

(b)
Exercise Price. The per Share exercise price of an SAR shall be as determined by the Committee in its sole discretion, shall be set forth in the applicable Award Agreement, but may be no less than the Fair Market Value of one Share, unless the Committee also determines that such Award need not qualify for the beneficial tax treatment available such arrangements under Code Section 409A. The exercise price of an SAR related to an Option shall be the same as the exercise price of the related Option. The exercise price of an SAR shall be subject to the special rules on pricing contained in paragraphs (iii) and (iv) of Section 8(d) hereof.

(c)
Exercise of SARs. Unless the Award Agreement otherwise provides, an SAR related to an Option will be exercisable at such time or times, and to the extent, that the related Option will be exercisable. An SAR may not have a term exceeding ten (10) years from its Grant Date. An SAR granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement. Whether an SAR is related to an Option or is granted independently, the SAR may only be exercised when the Fair Market Value of the Shares underlying the SAR exceeds the exercise price of the SAR.

(d)
Effect on Available Shares. To the extent that an SAR is exercised, only the actual number of delivered Shares (if any) will be charged against the maximum number of Shares that may be delivered pursuant to Awards under this Plan. The number of Shares subject to the SAR and the related Option of the Participant will, however, be reduced by the number of underlying Shares as to which the exercise relates, unless the Award Agreement otherwise provides.

(e)
Payment. Upon exercise of an SAR related to an Option and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount determined by multiplying —

(i)	the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the exercise price per Share of the SAR, by
(ii)	the number of Shares with respect to which the SAR has been exercised.
(f)
Limitations. Notwithstanding the foregoing, a SAR granted independently of an Option may limit the amount payable to the Participant to a percentage, specified in the Award Agreement but not exceeding one-hundred percent (100%), of the amount determined pursuant to the preceding sentence.

(g)
Form and Terms of Payment. Subject to Applicable Law, the Committee may settle the amount determined under Section 9(e) above solely in cash, solely in Shares (valued at their Fair Market Value on the date of exercise of the SAR), or partly in cash and partly in Shares, but always as set forth in the Award Agreement. In any event, cash shall always be paid in lieu of fractional Shares. Absent a contrary determination by the Committee, all SARs shall be settled at the time set forth in the Award Agreement or as soon as practicable after exercise, but in no event later than the end of the calendar year in which the SARs are exercised. Should the Award Agreement be silent as to the form of payment, the SARs shall be settled in cash.

(h)
Termination of Continuous Service. The Committee shall establish and set forth in the applicable Award Agreement the terms and conditions on which an SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The provisions of Section 8(h) above shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an SAR shall terminate when there is a termination of a Participant’s Continuous Service.

(i)	Repricing and Buy-out. The Committee has the same discretion to reprice and to buy-out SARs as it has to take such actions with respect to Options.

10.	Restricted Shares and Restricted Share Units.
(a)
Grants. The Committee may in its discretion grant restricted shares (“Restricted Shares”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the number of Restricted Shares, the purchase price for such Restricted Shares only (if any) and the terms upon which the Restricted Shares may become vested. In addition, the Company may in its discretion grant the right to receive Shares after certain vesting requirements are met (“Restricted Share Units”) to any Eligible Person and shall evidence such grant in an Award Agreement delivered to the Participant which sets forth the number of Shares that the Participant shall be entitled to receive upon vesting and the terms upon which the Shares subject to a Restricted Share Unit may become vested. The Committee may condition any Award of Restricted Shares or Restricted Share Units to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions.

(b)
Vesting and Forfeiture. The Committee shall set forth in an Award Agreement granting Restricted Shares or Restricted Share Units, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested. Except as set forth in the applicable Award Agreement or as the Committee may otherwise determine, upon termination of a Participant’s Continuous Service for any other reason, the Participant shall forfeit his or her Restricted Shares and Restricted Share Units; provided that if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in an Award Agreement.

(c)
Issuance of Restricted Shares Prior to Vesting. The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions. Except as set forth in the applicable Award Agreement or as the Committee otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 10(e) below.

(d)
Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or Shares underlying Restricted Share Units) and the Participant’s satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share (or issue one Share free of the vesting restriction for each vested Restricted Share Unit), unless an Award Agreement provides otherwise. No fractional shares shall be distributed, and cash shall be paid in lieu thereof.

(e)
Dividends Payable on Vesting. Whenever Shares are issued to a Participant or duly-authorized transferee under Section 10(d) above pursuant to the vesting of Restricted Shares or the Shares underlying Restricted Share Units, such Participant or duly-authorized transferee shall also be entitled to receive, with respect to each Share issued, an amount equal to any cash dividends (plus simple interest at a rate of five percent (5%) per annum, or such other reasonable rate as the Committee may determine) and a number of Shares equal to any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued.

(f)
Section 83(b) Elections. If a Participant who has received Restricted Share Units provides the Committee with written notice of his or her intention to make an election under Section 83(b) of the Code with respect to the Shares subject to such Restricted Share Units (the “Section 83(b) Election”), the Committee may in its discretion convert the Participant’s Restricted Share Units into Restricted Shares, on a one-for-one basis, in full satisfaction of the Participant’s Restricted Share Unit Award.

(g)
Deferral Elections. At the time at which a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the ERISA) receives an Award of either Restricted Shares or Restricted Share Units, the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award. If the Participant makes this election, the Shares subject to the election, and any associated dividends and interest, shall be credited to an account established pursuant to Section 11 hereof on the date such Shares would otherwise have been released or issued to the Participant pursuant to Section 10(d) above. Notwithstanding the foregoing, Shares with respect to which a Participant makes a Section 83(b) Election shall not be eligible for deferral pursuant to Section 11 below.

11.	Deferred Share Units.
(a)
Elections to Defer. The Committee may permit any Eligible Person who is a Director or member of a select group of management or highly compensated employees (within the meaning of the ERISA) to irrevocably elect, on a form provided by and acceptable to the Committee (the “Election Form”), to forego the receipt of cash or other compensation (including Restricted Shares for which a Section 83(b) Election has not been made, and Shares subject to Restricted Share Units), and in lieu thereof, have the Company credit to an internal Plan account (the “Account”) a number of deferred share units (“Deferred Share Units”) having a Fair Market Value equal to the Shares and other compensation deferred. These credits will be made at the end of each calendar month during which compensation is deferred. Except as otherwise provided in Code Section 409A, such Election Forms must be delivered to the Company before the close of the calendar year preceding the year in which the services giving rise to the compensation so deferred will be performed. Rules consistent with the regulations under Section 409A shall govern deferral elections made by a Participant in his/her first year of eligibility and with respect to performance based compensation (as that term is defined in Code Section 409A and the regulations thereunder).

(b)	Vesting. Each Participant shall be one hundred percent (100%) vested at all times in any Shares subject to Deferred Share Units.
(c)	Issuances of Shares. The Company shall provide a Participant with one Share for each Deferred Share Unit upon occurrence of any of the following events:
(i)
Termination of Continuous Service. Upon a Participant’s termination of Continuous Service, the Shares shall be distributed in five (5) substantially equal annual installments issued before the last day of each of the five (5) calendar years that end after the date on which the Participant’s Continuous Service terminates, unless the Participant properly elected, at the time of the original deferral, a different form of distribution on the form approved by the Committee for such purpose allowing the Participant to select any combination of lump sum and annual installments so long as such Company obligations are completed within ten (10) years following termination of the Participant’s Continuous Service.

(ii)
Fixed Period of Time Determined on Date of Deferral. If the Participant elected at the time of deferral to receive Shares after a fixed period of time from such deferral, the Shares will be distributed in full to the Participant after expiration of such fixed period.

(iii)
Change in Control of the Company. In the event of a Change in Control of the Company, the Shares will be distributed in full to the Participant at the close of business on the day immediately preceding such Change in Control.

(iv)	Death of Participant. The Shares shall be distributed in full to the Participant’s estate within thirty (30) days from the date of Participant’s death.
(v)
Disability of Participant. Upon a determination that Participant is disabled, the Shares shall be distributed to Participant (or to his attorney-in-fact or conservator for the Participant’s benefit) or his duly authorized transferee in five (5) substantially equal annual installments, with such installments being paid prior to the last day of each of the five (5) calendar years following the date on which the Participant is determined to be disabled.

(vi)	Fractional Shares. Fractional shares shall not be issued; instead, such shall be paid out in cash.
(d)
Crediting of Dividends. Whenever Shares are issued to a Participant pursuant to Section 11(c) above, such Participant shall also be entitled to receive, with respect to each Share issued, a cash amount equal to any cash dividends (plus simple interest at a rate of five percent (5%) per annum, or such other reasonable rate as the Committee may determine), and the number of Shares equal to any stock dividends which were declared and paid to the holders of Shares between the Grant Date and the date such Share is issued.

(e)
Hardship Withdrawals. In the event a Participant suffers an unforeseeable hardship within the contemplation of this Section 11(e), the Participant may apply to the Company for an immediate distribution of all or a portion of the Participant’s Deferred Share Units. The hardship must result from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, casualty loss of property, or other similar conditions beyond the control of the Participant. Examples of purposes which are not considered hardships include post-secondary school expenses or the desire to purchase a residence. In no event will a distribution be made to the extent the hardship could be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s nonessential assets to the extent such liquidation would not itself cause a severe financial hardship. The amount of any distribution hereunder shall be limited to the amount reasonably necessary to relieve the Participant’s financial hardship. The Committee shall determine whether a Participant has a qualifying hardship and the amount which qualifies for distribution, if any. The Committee may require evidence of the purpose and amount of the need, and may establish such application or other procedures as it deems appropriate. Additionally, consistent with final regulations issued by the Treasury Department pursuant to Code Section 409A, in determining whether and the extent to which a Hardship exists, the Committee shall first require the termination of any ongoing deferrals by the Participant under this Plan. Similarly, the Committee may also terminate any deferral elections hereunder by the Participant in order for the Participant to obtain a hardship distribution under a cash or deferred arrangement qualified pursuant to Code Section 401(k). In each of the above situations, the Participant’s deferral election shall be terminated and may not merely be suspended; any subsequent deferrals by the Participant pursuant to this Plan shall be treated as an initial deferral election. The term hardship and any withdrawals allowed hereunder shall always be and may only be treated in a manner consistent with Code Section 409A and the regulations thereunder.

(f)
Unsecured Rights to Deferred Compensation. A Participant’s right to Deferred Share Units shall at all times constitute an unsecured promise of the Company to pay benefits as they come due. The right of the Participant or the Participant’s duly-authorized transferee to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. Neither the Participant nor the Participant’s duly-authorized transferee shall have any claim against or rights in any specific assets, shares, or other funds of the Company.

12.	Performance Awards.
(a)
Performance Units. The Committee may in its discretion grant Performance Units to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the terms and conditions of the Award. A Performance Unit is an Award which is based on the achievement of specific goals with respect to the Company or any Affiliate or individual performance of the Participant, or a combination thereof, over a specified period of time. The maximum Performance Unit compensation that may be paid to any one Participant with respect to any one Performance Period (hereinafter defined) shall be one hundred twenty-five thousand (125,000) Shares and Two Million Five Hundred Thousand Dollars ($2,500,000) in cash.

(b)
Performance Compensation Awards. The Committee may, at the time of grant of a Performance Unit, designate such Award as a “Performance Compensation Award” in order that such Award constitutes “qualified performance-based compensation” under Code Section 162(m), in which event the Committee shall have the power to grant such Performance Compensation Award upon terms and conditions that qualify it as “qualified performance-based compensation” within the meaning of Code Section 162(m). With respect to each such Performance Compensation Award, the Committee shall establish, in writing within the time required under Code Section 162(m), a “Performance Period,” “Performance Measure(s),” and “Performance Formula(e)” (each such term being hereinafter defined). Once established for a Performance Period, the Performance Measure(s) and Performance Formula(e) shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).

A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Measure(s) for such Award are achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Measure(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. Consistent with the limits above, the maximum Performance Compensation Award for any one Participant for any one Performance Period shall be one hundred twenty-five thousand (125,000) Shares and Two Million Five Hundred Thousand Dollars ($2,500,000) in cash.
(c)	Definitions.
(i)
“Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s). Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(ii)
“Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic, diluted, or adjusted earnings per share; sales or revenue; earnings before interest, taxes, and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets of Affiliates or business units. Each such measure shall be to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Compensation Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

(iii)
“Performance Period” means one or more periods of time (of not less than one (1) fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.

13.	Taxes.
(a)
General. As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b)
Default Rule for Employees. In the absence of any other arrangement, an Employee shall be deemed to have directed the Company to withhold or collect from his or her cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.

(c)
Special Rules. In the case of a Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Law, the Participant shall be deemed to have elected to have the Company withhold from the Shares or cash to be issued pursuant to an Award that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section 13, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Law (the “Tax Date”).

(d)
Surrender of Shares. If permitted by the Committee, in its discretion, a Participant may satisfy the minimum applicable tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of Shares previously acquired from the Company that are surrendered under this Section 13, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).

14.	Non-Transferability of Awards.
(a)
General. Except as set forth in this Section 14, or as otherwise approved by the Committee for a select group of management or highly compensated Employees, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary (“Beneficiary”) by a Participant on a form provided by the Committee for such purpose will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a disabled Participant, or a transferee permitted by this Section 14.

(b)
Limited Transferability Rights. Notwithstanding anything else in this Section 14, the Committee may in its discretion provide in an Award Agreement that the Award may be transferred by instrument to an intervivos or testamentary trust (or other entity) in which the Award is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to charitable institutions, the Participant’s “Immediate Family” (as defined below), on such terms and conditions as the Committee deems appropriate. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

15.	Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.
(a)
Changes in Capitalization. The Committee may equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, as well as the price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Options under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Options so replaced. In any case, such substitution of securities shall not require the consent of any person who is granted options pursuant to the Plan. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of Shares subject to any Award.

(b)
Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change of Control, each Award will terminate immediately prior to the consummation of such action, subject to the discretion of the Committee to exercise any discretion authorized in the case of a Change in Control.

(c)
Change in Control. In the event of a Change in Control, the vesting of Awards shall accelerate so that Awards shall immediately fully vest (and, with respect to Options and SARs, become fully exercisable) as to the Shares subject to the Award, and any repurchase right applicable to such Shares shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the transaction giving rise to the Change in Control.

(d)
Certain Distributions. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Share covered by each outstanding Award to reflect the effect of such distribution.

16.
Time of Granting Awards. The date of grant (“Grant Date”) of an Award shall be the date on which the Committee makes the determination granting such Award or such other date as is determined by the Committee, provided that in the case of an ISO, the Grant Date shall be the later of the date on which the Committee makes the determination granting such ISO or the date of commencement of the Participant’s employment relationship with the Company.

17.	Modification of Awards and Substitution of Options.
(a)
Modification, Extension, and Renewal of Awards. Within the limitations of the Plan, the Committee may modify an Award, accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), accelerate the vesting of any Award, extend or renew outstanding Awards, or accept the cancellation of outstanding Awards to the extent not previously exercised either for the granting of new Awards or for other consideration in substitution or replacement thereof. However, before doing so, the Committee shall determine the impact of such action on the continued qualification of such Award under Code Section 409A and its regulations.

(b)
Substitution of Options. Notwithstanding any inconsistent provisions or limits under the Plan, in the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Options for options under the plan of the acquired company provided (i) the excess of the aggregate fair market value of the shares subject to an option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new Option does not give persons additional benefits, including any extension of the exercise period.

18.	Term of Plan. The Plan shall continue in effect for a term of ten (10) years from its effective date as determined under Section 21 below, unless the Plan is sooner terminated under Section 19 below.
19.	Amendment and Termination of the Plan.
(a)	Authority to Amend or Terminate. Subject to Applicable Laws, the Board may from time to time amend, alter, suspend, discontinue, or terminate the Plan.
(b)
Effect. No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted unless either it relates to an adjustment pursuant to Section 15 above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

20.
Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

21.	Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
22.
Effective Date. This Plan shall become effective on the date of its approval by the Board; provided that this Plan shall be submitted to the Company’s shareholders for approval, and if not approved by the shareholders within one year from the date of approval by the Board, this Plan and any Awards shall be null, void, and of no force and effect. Awards granted under this Plan before approval of this Plan by the shareholders shall be granted subject to such approval and no Shares shall be distributed before such approval.

23.
Controlling Law. All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of the State of Tennessee, to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

24.
Limitation on Rights of Participants. The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Participant, nor shall it constitute consideration for, or an inducement or condition of, the service of a Participant. Nothing contained in the Plan shall give any Participant the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Participant, except as otherwise provided by a written employment agreement between the Company and the Participant, at any time without notice and with or without cause. Inclusion under the Plan will not give any Participant any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to employees, Participants or any other persons entitled to payments under the Plan.

25.
Errors and Misstatements. In the event of any misstatement or omission of fact by a Participant to the Committee or any clerical error resulting in payment of benefits in an incorrect amount, the Committee shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall cause the Company to pay the Participant or any other person entitled to payment under the Plan any underpayment in cash in a lump sum, or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Committee shall direct, or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

26.	Pronouns and Plurality. The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.
27.	Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
28.
References. Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

29.
Added Exclusion From Benefit Computations. By becoming a Participant under the Plan, each Participant agrees that any earnings or other benefits inuring to the Participant along with the subsequent payment of a Participant’s Account shall be deemed special incentive compensation and that such amounts will not be taken into account as “salary,” “compensation” or “bonus” in determining the amount of any other payments to Participant under any insurance, pension, retirement, profit sharing or other benefit plan of the Company. However, the Committee should interpret the foregoing narrowly and, in all events, only treat amounts under this Plan and the earnings on such as such special incentive compensation; specifically, any bonus or other compensation not received under this Plan or for which an election to defer has not been made shall continue to be treated by the Company as regular compensation of the Participant, subject to all other calculations and elections normally available to Participants, including, but not limited to, the Company’s 401(k) plan.

30.
Investment and Tax Representations. The Company does not represent or guarantee any particular federal or state income, payroll, personal property or other tax consequences will result from participation in this Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his/her participation. Additionally, the Company does not represent or guarantee that any deemed investment of funds will be successful and shall always result in earnings or additions to a Participant, including Company Shares. In fact, investments in Company Shares have experienced losses in prior years. Should an investment or deemed investment experience losses for any Plan Year, the Accounts of those Participants who have chosen such deemed investment shall also experience losses, and neither the Company nor the Committee shall be required to restore any loss which may result from such deemed investment or lack of having elected another investment.

31.	Laws and Regulations.
(a)
U.S. Securities Laws. This Plan, the grant of Awards, and the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares, Restricted Share Units, Deferred Share Units, and Shares) under this Plan shall be subject to all Applicable Law. In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning the Act, and a legend to that effect may be placed on the certificates representing the Shares.

(b)
Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans applicable to particular locations and countries.

32.
No Shareholder Rights. Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to a Participant or a transferee of a Participant for such Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

Amended and Restated
2004 Long-Term Incentive Plan
Exhibit A: Definitions
As used in the Plan, the following definitions shall apply:
1.
“Affiliate” means any entity, including any “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code, which together with the Company is under common control within the meaning of Section 414 of the Code.

2.
“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

3.
“Award” means any award made pursuant to the Plan, including awards made in the form of an Option, an SAR, a Restricted Share, a Restricted Share Unit, a Deferred Share Unit and a Performance Award, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.

4.
“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

5.	“Board” means the Board of Directors of the Company.
6.
“Cause” for termination of a Participant’s Continuous Service will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company. The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

7.	“Change in Control” means the occurrence of any of the following, provided that said occurrence has been certified in writing by the Committee or by the Board as qualifying as a Change of Control:
(a)	Dissolution or Liquidation. A vote by the stockholders of the Company to formally dissolve and/or liquidate the Company;
(b)
Change in the Ownership of the Company. A change in the ownership of the Company will be deemed to occur upon the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(i)
Provided, however, that if such person or group is already considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or persons shall not be considered to be a change in control of the ownership of the Company; and

(ii)
Any increase in the percentage of stock owned by any one person, or persons acting as a group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this provision.

(c)	Change in the Effective Control of the Company. A change in the effective control of the Company shall be deemed to occur on the date that either:
(i)
Any person or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

(ii)
A majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of said appointment or election;

(iii)
Provided, however, that if any one person or more than one person acting as a group is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons shall not be considered to cause the required change in effective control.

(d)
Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall be deemed to occur on the date that any one person or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or greater than sixty percent (60%) of the gross fair market value of all of the assets of the Company immediately prior to such acquisition(s).

8.	“Code” means the U.S. Internal Revenue Code of 1986, as amended.
9.
“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 above. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code.

10.	“Company” means Green Bankshares, Inc., a Tennessee corporation.
11.
“Continuous Service” means the absence of any interruption in or termination of service as an Employee, Director, or Consultant. Whether a Participant has experienced an interruption in or a termination of Continuous Service shall be determined in a fashion wholly consistent with the rules set forth under Treasury Regulations Section 1.409A-1(a) or, if different, future changes to such regulations. As of the date of this amendment to and restatement of the Plan, such Treasury regulations provide that the employment relationship is treated as continuing intact and that Continuous Service shall not be considered interrupted while an individual is on military leave, sick leave, or other bona fide leaves of absence (such as temporary employment by the government), provided the period of leave does not exceed six (6) months, or if longer, so long as the individual’s right to re-employment is provided either by statute or by contract. Thus, for purposes of the Plan, if the Participant’s right to re-employment is not provided either by statute or by contract, the employment relationship shall be deemed to terminate on the first day immediately following such six (6) month period and an interruption in Continuous Service shall be deemed to have occurred.

12.	“Deferred Share Units” mean Awards pursuant to Section 11 of the Plan.
13.	“Director” means a member of the Board, or a member of the board of directors of an Affiliate.
14.	“Eligible Person” means any Director or Employee and includes non-Employees to whom an offer of employment has been extended.
15.
“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

16.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.
“Fair Market Value” means, as of any date (the “Determination Date”): (a) the closing price of a Share on the New York Stock Exchange or the American Stock Exchange (collectively, the “Exchange”), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (b) if such stock is not traded on the Exchange but is quoted on NASDAQ or a successor quotation system, (i) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (ii) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the Determination Date as reported by NASDAQ or such successor quotation system; or (c) if such stock is not traded on the Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter market, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.

18.	“Grant Date” has the meaning set forth in Section 16 of the Plan.
19.
“Incentive Share Option” or “ISO” hereinafter means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

20.
“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (a) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (b) voluntary termination by the Participant within sixty (60) days following (i) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (ii) an involuntary relocation of the Participant’s work site to a facility or location more than fifty (50) miles from the Participant’s principal work site at the time of the Change in Control; or (iii) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees and Directors.

21.	“Non-ISO” means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.
22.	“Option” means any stock option granted pursuant to Section 8 of the Plan.
23.	“Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.
24.	“Performance Awards” mean Performance Units and Performance Compensation Awards granted pursuant to Section 12 of the Plan.
25.	“Performance Compensation Awards” mean Awards granted pursuant to Section 12(b) of the Plan.
26.
“Performance Unit” means Awards granted pursuant to Section 12(a) of the Plan which may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.

27.	“Plan” means this Green Bankshares, Inc. Amended and Restated 2004 Long-term Incentive Plan.
28.
“Reporting Person” means an officer, Director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

29.	“Restricted Shares” mean Shares subject to restrictions imposed pursuant to Section 10 of the Plan.
30.	Restricted Share Units” mean Awards pursuant to Section 10 of the Plan. “Rule Ibb-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.
31.	“SAR” or “Share Appreciation Right” means Awards granted pursuant to Section 9 of the Plan.
32.	“Share” means an ordinary voting share of the Company, as adjusted in accordance with Section 15 of the Plan.
33.	“Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Affiliate.